INTERNATIONAL BARRIER TECHNOLOGY INC.

November  12, 2009

PRESS RELEASE

Watkins, MN; Vancouver, British Columbia, November 12, 2009 – International Barrier Technology Inc. (the “Company”) (IBTGF: OTCBB; IBH: TSXV) announces that, subject to regulatory acceptance, it has negotiated a private placement in the amount of up to a minimum of  10 million and a maximum of 20 million  units at a price of CDN$0.05 per unit for gross proceeds of  a minimum of CDN$500,000, and up to a maximum of CDN$1,000,000.  Each unit consists of one common share and one non-transferable share purchase warrant (the "Warrants").  The Warrants have an exercise term of two years from the closing date.  One Warrant and CDN$0.10 will entitle the placee to acquire an additional common share of the Company.  All securities issued will be subject to a four-month hold period.

Subject to regulatory acceptance, the Company may pay the maximum allowable finder's fees or commissions with respect to this private placement.

The proceeds from the private placement will be used to continue to fund research and development expenditures, working capital and to bring the Company’s bank credit lines closer to their historical levels.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful. The securities have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

On behalf of the Board of Directors of

International Barrier Technology Inc.

Michael D. Huddy

Chief Executive Officer & President

For more information please contact:

International Barrier Technology Inc.

c/o David J. Corcoran, CFO

3223 West 37th Avenue

Vancouver, B.C., Canada  V6N 2V3

Telephone: (604) 317-6984  Fax: (604) 266-6984

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